UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

SOLAR POWER, INC.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

83490A100
(CUSIP Number)

January 8, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:
☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83490A100

1	NAME OF REPORTING PERSON: WS Capital, L.L.C. I.R.S. Identification Nos. of above persons (entities only):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 1,000,000*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 1,000,000*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%*
12	TYPE OF REPORTING PERSON HC/OO

* Based on information set forth on the Form 8-K of Solar Power, Inc. (the “Company”) as filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2007, there were 32,166,667 shares of common stock, par value $0.0001 per share, of the Company (“Shares”) issued and outstanding as of December 29, 2006. As of January 8, 2007 (the “Reporting Date”), Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”) and HHMI Investments, L.P. (“HHMI” and collectively with WSC, WSCQP and WS International, the "WS Funds") owned in the aggregate 1,000,000 Shares. WS Capital, L.L.C. (“WS Capital”) is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital Management, L.L.C. (“WSC Management”) is the general partner of WS Capital. Reid S. Walker and G. Stacy Smith are principals of WSC Management. As a result, WS Capital, WSC Management, and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WS Funds. In addition, as of the Reporting Date, WS Opportunity Fund, L.P. (“WSO”), WS Opportunity Fund (Q.P.), L.P. (“WSOQP”), and WS Opportunity Fund International, Ltd. (“WSO International” and collectively with WSO and WSOQP, the "WSO Funds") owned in the aggregate 1,500,000 Shares. WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WSO Funds. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the Shares reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group. THIS SCHEDULE 13G (THE “CURRENT 13G”) REPORTS THAT THE REPORTING PERSONS DO NOT BENEFICIALLY OWN MORE THAN 10.0% OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE. ADDITIONALLY, THE REPORTING PERSONS ACQUIRED THE SHARES FOR INVESTMENT PURPOSES. THE REPORTING PERSONS HAVE NOT ACQUIRED THE SECURITIES REPORTED HEREIN WITH ANY PURPOSE, OR WITH THE EFFECT OF, CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER, OR IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT, INCLUDING ANY TRANSACTION SUBJECT TO SECTION 240.13d-3(b). CONCURRENTLY WITH THE FILING OF THIS AMENDED 13G WITH THE SEC, THE REPORTING PERSONS HAVE CAUSED A SCHEDULE 13D AMENDMENT NO. 1 TO BE FILED WITH THE SEC DISCLOSING THAT THE REPORTING PERSONS OWN 10.0% OR LESS OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE.

CUSIP No. 83490A100

1	NAME OF REPORTING PERSON: WS Capital Management, L.P. I.R.S. Identification Nos. of above persons (entities only):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 1,000,000*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 1,000,000*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%*
12	TYPE OF REPORTING PERSON IA/PN

* Based on information set forth on the Form 8-K of Solar Power, Inc. (the “Company”) as filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2007, there were 32,166,667 shares of common stock, par value $0.0001 per share, of the Company (“Shares”) issued and outstanding as of December 29, 2006. As of January 8, 2007 (the “Reporting Date”), Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”) and HHMI Investments, L.P. (“HHMI” and collectively with WSC, WSCQP and WS International, the "WS Funds") owned in the aggregate 1,000,000 Shares. WS Capital, L.L.C. (“WS Capital”) is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital Management, L.L.C. (“WSC Management”) is the general partner of WS Capital. Reid S. Walker and G. Stacy Smith are principals of WSC Management. As a result, WS Capital, WSC Management, and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WS Funds. In addition, as of the Reporting Date, WS Opportunity Fund, L.P. (“WSO”), WS Opportunity Fund (Q.P.), L.P. (“WSOQP”), and WS Opportunity Fund International, Ltd. (“WSO International” and collectively with WSO and WSOQP, the "WSO Funds") owned in the aggregate 1,500,000 Shares. WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WSO Funds. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the Shares reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group. THIS SCHEDULE 13G (THE “CURRENT 13G”) REPORTS THAT THE REPORTING PERSONS DO NOT BENEFICIALLY OWN MORE THAN 10.0% OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE. ADDITIONALLY, THE REPORTING PERSONS ACQUIRED THE SHARES FOR INVESTMENT PURPOSES. THE REPORTING PERSONS HAVE NOT ACQUIRED THE SECURITIES REPORTED HEREIN WITH ANY PURPOSE, OR WITH THE EFFECT OF, CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER, OR IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT, INCLUDING ANY TRANSACTION SUBJECT TO SECTION 240.13d-3(b). CONCURRENTLY WITH THE FILING OF THIS AMENDED 13G WITH THE SEC, THE REPORTING PERSONS HAVE CAUSED A SCHEDULE 13D AMENDMENT NO. 1 TO BE FILED WITH THE SEC DISCLOSING THAT THE REPORTING PERSONS OWN 10.0% OR LESS OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE.

CUSIP No. 83490A100

1	NAME OF REPORTING PERSON: WSV Management, L.L.C. I.R.S. Identification Nos. of above persons (entities only):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 1,500,000*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 1,500,000*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,500,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%*
12	TYPE OF REPORTING PERSON IA/OO

* Based on information set forth on the Form 8-K of Solar Power, Inc. (the “Company”) as filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2007, there were 32,166,667 shares of common stock, par value $0.0001 per share, of the Company (“Shares”) issued and outstanding as of December 29, 2006. As of January 8, 2007 (the “Reporting Date”), Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”) and HHMI Investments, L.P. (“HHMI” and collectively with WSC, WSCQP and WS International, the "WS Funds") owned in the aggregate 1,000,000 Shares. WS Capital, L.L.C. (“WS Capital”) is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital Management, L.L.C. (“WSC Management”) is the general partner of WS Capital. Reid S. Walker and G. Stacy Smith are principals of WSC Management. As a result, WS Capital, WSC Management, and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WS Funds. In addition, as of the Reporting Date, WS Opportunity Fund, L.P. (“WSO”), WS Opportunity Fund (Q.P.), L.P. (“WSOQP”), and WS Opportunity Fund International, Ltd. (“WSO International” and collectively with WSO and WSOQP, the "WSO Funds") owned in the aggregate 1,500,000 Shares. WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WSO Funds. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the Shares reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group. THIS SCHEDULE 13G (THE “CURRENT 13G”) REPORTS THAT THE REPORTING PERSONS DO NOT BENEFICIALLY OWN MORE THAN 10.0% OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE. ADDITIONALLY, THE REPORTING PERSONS ACQUIRED THE SHARES FOR INVESTMENT PURPOSES. THE REPORTING PERSONS HAVE NOT ACQUIRED THE SECURITIES REPORTED HEREIN WITH ANY PURPOSE, OR WITH THE EFFECT OF, CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER, OR IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT, INCLUDING ANY TRANSACTION SUBJECT TO SECTION 240.13d-3(b). CONCURRENTLY WITH THE FILING OF THIS AMENDED 13G WITH THE SEC, THE REPORTING PERSONS HAVE CAUSED A SCHEDULE 13D AMENDMENT NO. 1 TO BE FILED WITH THE SEC DISCLOSING THAT THE REPORTING PERSONS OWN 10.0% OR LESS OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE.

CUSIP No. 83490A100

1	NAME OF REPORTING PERSON: WS Ventures Management, L.P. I.R.S. Identification Nos. of above persons (entities only):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 1,500,000*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 1,500,000*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,500,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%*
12	TYPE OF REPORTING PERSON HC/PN

* Based on information set forth on the Form 8-K of Solar Power, Inc. (the “Company”) as filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2007, there were 32,166,667 shares of common stock, par value $0.0001 per share, of the Company (“Shares”) issued and outstanding as of December 29, 2006. As of January 8, 2007 (the “Reporting Date”), Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”) and HHMI Investments, L.P. (“HHMI” and collectively with WSC, WSCQP and WS International, the "WS Funds") owned in the aggregate 1,000,000 Shares. WS Capital, L.L.C. (“WS Capital”) is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital Management, L.L.C. (“WSC Management”) is the general partner of WS Capital. Reid S. Walker and G. Stacy Smith are principals of WSC Management. As a result, WS Capital, WSC Management, and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WS Funds. In addition, as of the Reporting Date, WS Opportunity Fund, L.P. (“WSO”), WS Opportunity Fund (Q.P.), L.P. (“WSOQP”), and WS Opportunity Fund International, Ltd. (“WSO International” and collectively with WSO and WSOQP, the "WSO Funds") owned in the aggregate 1,500,000 Shares. WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WSO Funds. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the Shares reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group. THIS SCHEDULE 13G (THE “CURRENT 13G”) REPORTS THAT THE REPORTING PERSONS DO NOT BENEFICIALLY OWN MORE THAN 10.0% OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE. ADDITIONALLY, THE REPORTING PERSONS ACQUIRED THE SHARES FOR INVESTMENT PURPOSES. THE REPORTING PERSONS HAVE NOT ACQUIRED THE SECURITIES REPORTED HEREIN WITH ANY PURPOSE, OR WITH THE EFFECT OF, CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER, OR IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT, INCLUDING ANY TRANSACTION SUBJECT TO SECTION 240.13d-3(b). CONCURRENTLY WITH THE FILING OF THIS AMENDED 13G WITH THE SEC, THE REPORTING PERSONS HAVE CAUSED A SCHEDULE 13D AMENDMENT NO. 1 TO BE FILED WITH THE SEC DISCLOSING THAT THE REPORTING PERSONS OWN 10.0% OR LESS OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE.

CUSIP No. 83490A100

1	NAME OF REPORTING PERSON: Reid S. Walker I.R.S. Identification Nos. of above persons (entities only):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 2,500,000*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 2,500,000*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,500,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.8%*
12	TYPE OF REPORTING PERSON IN

* Based on information set forth on the Form 8-K of Solar Power, Inc. (the “Company”) as filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2007, there were 32,166,667 shares of common stock, par value $0.0001 per share, of the Company (“Shares”) issued and outstanding as of December 29, 2006. As of January 8, 2007 (the “Reporting Date”), Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”) and HHMI Investments, L.P. (“HHMI” and collectively with WSC, WSCQP and WS International, the "WS Funds") owned in the aggregate 1,000,000 Shares. WS Capital, L.L.C. (“WS Capital”) is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital Management, L.L.C. (“WSC Management”) is the general partner of WS Capital. Reid S. Walker and G. Stacy Smith are principals of WSC Management. As a result, WS Capital, WSC Management, and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WS Funds. In addition, as of the Reporting Date, WS Opportunity Fund, L.P. (“WSO”), WS Opportunity Fund (Q.P.), L.P. (“WSOQP”), and WS Opportunity Fund International, Ltd. (“WSO International” and collectively with WSO and WSOQP, the "WSO Funds") owned in the aggregate 1,500,000 Shares. WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WSO Funds. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the Shares reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group. THIS SCHEDULE 13G (THE “CURRENT 13G”) REPORTS THAT THE REPORTING PERSONS DO NOT BENEFICIALLY OWN MORE THAN 10.0% OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE. ADDITIONALLY, THE REPORTING PERSONS ACQUIRED THE SHARES FOR INVESTMENT PURPOSES. THE REPORTING PERSONS HAVE NOT ACQUIRED THE SECURITIES REPORTED HEREIN WITH ANY PURPOSE, OR WITH THE EFFECT OF, CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER, OR IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT, INCLUDING ANY TRANSACTION SUBJECT TO SECTION 240.13d-3(b). CONCURRENTLY WITH THE FILING OF THIS AMENDED 13G WITH THE SEC, THE REPORTING PERSONS HAVE CAUSED A SCHEDULE 13D AMENDMENT NO. 1 TO BE FILED WITH THE SEC DISCLOSING THAT THE REPORTING PERSONS OWN 10.0% OR LESS OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE.

CUSIP No. 83490A100

1	NAME OF REPORTING PERSON: G. Stacy Smith I.R.S. Identification Nos. of above persons (entities only):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 2,500,000*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 2,500,000*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,500,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.8%*
12	TYPE OF REPORTING PERSON IN

* Based on information set forth on the Form 8-K of Solar Power, Inc. (the “Company”) as filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2007, there were 32,166,667 shares of common stock, par value $0.0001 per share, of the Company (“Shares”) issued and outstanding as of December 29, 2006. As of January 8, 2007 (the “Reporting Date”), Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”) and HHMI Investments, L.P. (“HHMI” and collectively with WSC, WSCQP and WS International, the "WS Funds") owned in the aggregate 1,000,000 Shares. WS Capital, L.L.C. (“WS Capital”) is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital Management, L.L.C. (“WSC Management”) is the general partner of WS Capital. Reid S. Walker and G. Stacy Smith are principals of WSC Management. As a result, WS Capital, WSC Management, and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WS Funds. In addition, as of the Reporting Date, WS Opportunity Fund, L.P. (“WSO”), WS Opportunity Fund (Q.P.), L.P. (“WSOQP”), and WS Opportunity Fund International, Ltd. (“WSO International” and collectively with WSO and WSOQP, the "WSO Funds") owned in the aggregate 1,500,000 Shares. WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WSO Funds. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the Shares reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group. THIS SCHEDULE 13G (THE “CURRENT 13G”) REPORTS THAT THE REPORTING PERSONS DO NOT BENEFICIALLY OWN MORE THAN 10.0% OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE. ADDITIONALLY, THE REPORTING PERSONS ACQUIRED THE SHARES FOR INVESTMENT PURPOSES. THE REPORTING PERSONS HAVE NOT ACQUIRED THE SECURITIES REPORTED HEREIN WITH ANY PURPOSE, OR WITH THE EFFECT OF, CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER, OR IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT, INCLUDING ANY TRANSACTION SUBJECT TO SECTION 240.13d-3(b). CONCURRENTLY WITH THE FILING OF THIS AMENDED 13G WITH THE SEC, THE REPORTING PERSONS HAVE CAUSED A SCHEDULE 13D AMENDMENT NO. 1 TO BE FILED WITH THE SEC DISCLOSING THAT THE REPORTING PERSONS OWN 10.0% OR LESS OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE.

CUSIP No. 83490A100

1	NAME OF REPORTING PERSON: Patrick P. Walker I.R.S. Identification Nos. of above persons (entities only):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER: 0
	6	SHARED VOTING POWER: 1,500,000*
	7	SOLE DISPOSITIVE POWER: 0
	8	SHARED DISPOSITIVE POWER: 1,500,000*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,500,000*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%*
12	TYPE OF REPORTING PERSON IN

* Based on information set forth on the Form 8-K of Solar Power, Inc. (the “Company”) as filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2007, there were 32,166,667 shares of common stock, par value $0.0001 per share, of the Company (“Shares”) issued and outstanding as of December 29, 2006. As of January 8, 2007 (the “Reporting Date”), Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”) and HHMI Investments, L.P. (“HHMI” and collectively with WSC, WSCQP and WS International, the "WS Funds") owned in the aggregate 1,000,000 Shares. WS Capital, L.L.C. (“WS Capital”) is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital Management, L.L.C. (“WSC Management”) is the general partner of WS Capital. Reid S. Walker and G. Stacy Smith are principals of WSC Management. As a result, WS Capital, WSC Management, and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WS Funds. In addition, as of the Reporting Date, WS Opportunity Fund, L.P. (“WSO”), WS Opportunity Fund (Q.P.), L.P. (“WSOQP”), and WS Opportunity Fund International, Ltd. (“WSO International” and collectively with WSO and WSOQP, the "WSO Funds") owned in the aggregate 1,500,000 Shares. WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WSO Funds. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the Shares reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group. THIS SCHEDULE 13G (THE “CURRENT 13G”) REPORTS THAT THE REPORTING PERSONS DO NOT BENEFICIALLY OWN MORE THAN 10.0% OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE. ADDITIONALLY, THE REPORTING PERSONS ACQUIRED THE SHARES FOR INVESTMENT PURPOSES. THE REPORTING PERSONS HAVE NOT ACQUIRED THE SECURITIES REPORTED HEREIN WITH ANY PURPOSE, OR WITH THE EFFECT OF, CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER, OR IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT, INCLUDING ANY TRANSACTION SUBJECT TO SECTION 240.13d-3(b). CONCURRENTLY WITH THE FILING OF THIS AMENDED 13G WITH THE SEC, THE REPORTING PERSONS HAVE CAUSED A SCHEDULE 13D AMENDMENT NO. 1 TO BE FILED WITH THE SEC DISCLOSING THAT THE REPORTING PERSONS OWN 10.0% OR LESS OF THE VOTING EQUITY SECURITIES OF THE COMPANY ISSUED AND OUTSTANDING AS OF THE REPORTING DATE.

Item 1(a).	Name of Issuer: SOLAR POWER, INC..

Item 1(b).	Address of Issuer's Principal Executive Offices:
4080 Cavitt Stallman Road, Suite 100
Granite Bay, CA 95746

Item 2(a).	Name of Person Filing:
WS Capital, LLC
WS Capital Management, L.P.
WSV Management, L.L.C.
WS Ventures Management, L.P.
Reid S. Walker
G. Stacy Smith
Patrick P. Walker

Item 2(b).	Address of Principal Business Office or if none, Residence:
300 Crescent Court, Suite 1111
Dallas, Texas 75201

Item 2(c).	Citizenship:
	WS Capital, LLC:	Texas
	WS Capital Management, L.P.:	Texas
	WSV Management, L.L.C.:	Texas
	WS Ventures Management, L.P.:	Texas
	Reid S. Walker:	United States
	G. Stacy Smith:	United States
	Patrick P. Walker:	United States

Item 2(d).	Title of Class of Securities: Common stock, par value $0.0001 per share

Item 2(e).	CUSIP Number: 83490A100

Item 3.	Not Applicable

Item 4.	Ownership:

(a)	Amount Beneficially Owned:
	WS Capital, LLC:	1,000,000*
	WS Capital Management, L.P.:	1,000,000*
	WSV Management, L.L.C.:	1,500,000*
	WS Ventures Management, L.P.:	1,500,000*
	Reid S. Walker:	2,500,000*
	G. Stacy Smith:	2,500,000*
	Patrick P. Walker:	1,500,000*

* Based on information set forth on the Form 8-K of Solar Power, Inc. (the “Company”) as filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2007, there were 32,166,667 shares of common stock of the Company (“Shares”) issued and outstanding as of December 29, 2006. As of January 8, 2007 (the “Reporting Date”), WSC, WSCQP, WS International and HHMI (collectively, the "WS Funds") owned in the aggregate 1,000,000 Shares. WS Capital, L.L.C. (“WS Capital”) is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital Management, L.L.C. (“WSC Management”) is the general partner of WS Capital. Reid S. Walker and G. Stacy Smith are principals of WSC Management. As a result, WS Capital, WSC Management, and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WS Funds. In addition, as of the Reporting Date, WSO, WSOQP, and WSO International (collectively, the "WSO Funds") owned in the aggregate 1,500,000 Shares. WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WSO Funds.  Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the Shares reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group. Additionally, this Schedule 13G shall not be deemed to be an admission by any such reporting person that it beneficially owns Shares held by any other reporting person due to the nature of the reporting structure described herein.

(b)	Percent of Class:
	WS Capital, LLC:	3.1%*
	WS Capital Management, L.P.:	3.1%*
	WSV Management, L.L.C.:	4.7%*
	WS Ventures Management, L.P.:	4.7%*
	Reid S. Walker:	7.8%*
	G. Stacy Smith:	7.8%*
	Patrick P. Walker:	4.7%*

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote:
	WS Capital, LLC:	1,000,000*
	WS Capital Management, L.P.:	1,000,000*
	WSV Management, L.L.C.:	1,500,000*
	WS Ventures Management, L.P.:	1,500,000*
	Reid S. Walker:	2,500,000*
	G. Stacy Smith:	2,500,000*
	Patrick P. Walker:	1,500,000*

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of:
	WS Capital, LLC:	1,000,000*
	WS Capital Management, L.P.:	1,000,000*
	WSV Management, L.L.C.:	1,500,000*
	WS Ventures Management, L.P.:	1,500,000*
	Reid S. Walker:	2,500,000*
	G. Stacy Smith:	2,500,000*
	Patrick P. Walker:	1,500,000*

Item 5.	Ownership of Five Percent or Less of a Class: Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person: Not applicable.

Item 7.	Identification and Classification of Subsidiary Which Acquired the Securities:
Not applicable.

* Based on information set forth on the Form 8-K of Solar Power, Inc. (the “Company”) as filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2007, there were 32,166,667 shares of common stock of the Company (“Shares”) issued and outstanding as of December 29, 2006. As of January 8, 2007 (the “Reporting Date”), WSC, WSCQP, WS International and HHMI (collectively, the "WS Funds") owned in the aggregate 1,000,000 Shares. WS Capital, L.L.C. (“WS Capital”) is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital Management, L.L.C. (“WSC Management”) is the general partner of WS Capital. Reid S. Walker and G. Stacy Smith are principals of WSC Management. As a result, WS Capital, WSC Management, and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WS Funds. In addition, as of the Reporting Date, WSO, WSOQP, and WSO International (collectively, the "WSO Funds") owned in the aggregate 1,500,000 Shares. WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and shared power to direct the disposition of the Shares held by the WSO Funds.  Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the Shares reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group. Additionally, this Schedule 13G shall not be deemed to be an admission by any such reporting person that it beneficially owns Shares held by any other reporting person due to the nature of the reporting structure described herein.

Item 8.	Identification and Classification of Members of the Group: Not applicable.

Item 9.	Notice of Dissolution of Group: Not applicable.

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 17, 2007

WS CAPITAL, L.L.C.

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS CAPITAL MANAGEMENT, L.P.

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WSV MANAGEMENT, L.L.C.

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS VENTURES MANAGEMENT, L.P.

By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker
Reid S. Walker, Member

/s/ Reid S. Walker
REID S. WALKER

/s/ G. Stacy Smith
G. STACY SMITH

/s/ Patrick P. Walker
PATRICK P. WALKER

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of Solar Power, Inc.. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of October 17, 2007.

WS CAPITAL, L.L.C.

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS CAPITAL MANAGEMENT, L.P.

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WSV MANAGEMENT, L.L.C.

By:	/s/ Reid S. Walker
Reid S. Walker, Member

WS VENTURES MANAGEMENT, L.P.

By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker
Reid S. Walker, Member

/s/ Reid S. Walker
REID S. WALKER

/s/ G. Stacy Smith
G. STACY SMITH

/s/ Patrick P. Walker
PATRICK P. WALKER